EXHIBIT 10.8

                                  PROPOSED 1996

                      ANNUAL INCENTIVE COMPENSATION PROGRAM

                         ===============================

      By now, you should all be familiar with Cal Dive's MISSION TRIANGLE.




The concept inherent in the MISSION TRIANGLE is that our corporate goals of Profitability and Client Satisfaction are attainable only through a team effort and commitment to safety, planning, professionalism and quality. What also needs to be understood is that in the long-term you cannot have profitability without satisfied clients and conversely, you will not have the means of satisfying those clients unless the company is generating sufficient levels of profit.

Cal Dive's 1996 Incentive Compensation Program is designed to provide financial rewards to certain key individuals for their contribution towards achieving our corporate goals of Profitability and Client Satisfaction. Every individual who is eligible for Incentive Compensation should consider himself responsible for insuring that the company achieve these goals. Anyone who does not fully understand how they might contribute to this should visit with Jerry Reuhl about this issue.

                            PROJECT ENGINEERING GROUP

The Project Engineering Group was formed in May 1992 to take a lead role in all phases of a project's life, from bidding through planning and execution, on to final invoice. The performance of this group is key to achieving our corporate goals of Profitability and Client Satisfaction.

Each Project Engineer's (inclusive of estimators) incentive compensation opportunity will be based on the following:

        1) Attaining a "subsea division" gross profit level of $10,275,000 (the goal) will result in an opportunity equal to 10% of the Project Engineer's base salary.

        2) A bonus pool will be established equal to (a) 5% of the first one million dollars in excess of the goal, plus (b) 10% of any subsea division gross profits in excess of [the goal plus $1 million dollars].

Discretionary bonuses may be paid to members of the Project Engineering staff at the discretion of the V. P. of Project Engineering. The remainder of the bonus pool will be available as an incentive compensation opportunity for the Project Engineers, (the V. P. of Project Engineering will be considered a Project Engineer for bonus calculation purposes, including Paragraph #1 above), in direct proportion to the ratio of the participants base salaries.

Each participants opportunity will be awarded based as follows:

        1) 50% of the total opportunity will be awarded based on achieving the financial goals.

        2) From 0 to 50% of the total opportunity will be awarded based on a subjective evaluation by the Company's executive management on the individual's efforts, contribution, and success in promoting safe operations and developing client satisfaction.

Any portion of the opportunity that is not awarded will be accrued for and added to the appropriate groups opportunity for the following years Incentive Compensation Program.

If the company purchases or otherwise acquires new assets with the expectation of increasing the gross profit of the subsea division, the gross profit levels in 1, 2(a) and 2(b) above will be adjusted upward to allow for a reasonable return to the company before the bonus opportunity kicks in. This adjustment will be based on the economics presented to the Board of Directors as justification for the new equipment or service, and will be made by the executive management of the Company. As you will notice, this year's goal has been increased to reflect the addition of our new D.P. vessel for the full year.

                            PROJECT ENGINEERING GROUP

For your information, we are providing the following select data on the subsea division:

       Year                    Gross Profit
       1990                     $8,624,000
       1991                     $9,437,000
       1992                     $4,335,600
       1993                     $9,156,212
       1994                     $8,867,227


   1995 Goal                   1995 Budget                1995 Actual
   $9,225,000                  $9,400,000                 $6,173,693
   =========================== ========================== ===================

   1996 Goal                   1996 Budget
*  $10,275,000                 $10,278,100


        *       Increased to reflect a full years operation on the WITCH QUEEN.

                              ACCOUNT MANAGER GROUP

The Account Manager Group was formed in 1986 to spearhead the Company's marketing effort. Its current goal is to achieve the corporate goals of Profitability and Client Satisfaction by implementing the strategies and directions established by management. The efforts of this group are critical in achieving our Corporate Goals.

Each Account Manager's incentive compensation opportunity will be based on the following:

        1) Attaining a "subsea division" gross profit level of $10,275,000 (the goal) will result in an opportunity equal to 10% of the Account Manager's base salary.

        2) A bonus pool will be established equal to (a) 5% of the first one million dollars in excess of the goal, plus (b) 10% of any subsea division gross profits in excess of [the goal plus $1 million dollars].

Discretionary bonuses may be paid to members of the Account Manager staff at the discretion of the Marketing and Sales Coordinator. The remainder of the bonus pool will be available as an incentive compensation opportunity for the Account Managers, (the Marketing and Sales Coordinator will be considered an Account Manager for bonus calculation purposes, including Paragraph #1 above), in direct proportion to the ratio of the participants base salaries.

Each participant's opportunity will be awarded based as follows:

        1) 1/3 of the total opportunity will be awarded based on achieving the financial goals.

        2) From 0 to 1/3 of the total opportunity will be awarded based on a subjective evaluation by the Company's executive management on the individual's efforts, contribution, and success in developing client satisfaction.

        3) From 0 to 1/3 of the total opportunity will be awarded based on a subjective evaluation by the Company's executive management on the individual's efforts and success in following and implementing the strategies and directions established by management.

Any portion of the opportunity that is not awarded will be accrued for and added to the appropriate groups opportunity for the following years Incentive Compensation Program.

If the company purchases or otherwise acquires new assets with the expectation of increasing the gross profit of the subsea division, the gross profit levels in 1, 2(a) and 2(b) above will be adjusted upward to allow for a reasonable return to the company before the bonus opportunity kicks in. This adjustment will be based on the economics presented to the Board of Directors as justification for the new equipment or service, and will be made by the Executive management of the Company. As you will notice, this year's goal has been increased to reflect the addition of our new D.P. vessel for a full year of operation.

                              ACCOUNT MANAGER GROUP

For your information, we are providing the following select data on the subsea division:

       Year                    Gross Profit
       1990                     $8,624,000
       1991                     $9,437,000
       1992                     $4,335,600
       1993                     $9,156,212
       1994                     $8,867,227





   1995 Goal                   1995 Budget                1995 Actual
   $9,225,000                  $9,400,000                 $6,173,693
   =========================== ========================== ===================

   1996 Goal                   1996 Budget
*  $10,275,000                 $10,278,100


        * Increased to reflect a full years operation on the WITCH QUEEN.

                          OPERATIONS AND ADMINISTRATION

The operations and administrative staff perform functions that are critical to every facet of accomplishing the Corporate goals of profitability and client satisfaction.

Each participant in this plan will have an incentive compensation opportunity expressed in terms of a percentage of his or her base salary as follows:

                                                                                    INCENTIVE
                                                                                   OPPORTUNITY
                                                                                    AS A % OF
                                                                                   BASE SALARY
  Incentive Compensation for the
     Three Senior Executives....................................To be determined by the
                                                              Executive Compensation Committee

  M. Middleton           (will have same bonus opportunity as the V.P. of Project Engineering)
  P. Leger                          Controller                                             25%

OPERATIONS:

  G. Lowrimore                      Shop Manager                                           15%
  K. Freeman                        Marine Manager                                         15%
  B. Hamby                          Operations Manager                                      8%
  N. Offerdahl                      Operations Manager                                      8%
  J. Reedy                          Safety Officer                                          8%
  M. Ehlers                         Sr. Saturation Technician                              12%
  B. Partain                        Vessel                                                  8%

ACCOUNTING:

  K. Vincent                        Assistant Controller                                   15%
  G. Quintanilla                    Staff Accountant                                       10%
  J. Polito                         Billings                                                8%
  A. Foreman                        Billings                                                6%
  B. Samuelson                      MIS Coordinator                                         6%
  C. Stevens                        Purchasing Agent                                        6%
  B. Verrett                        Purchasing Agent                                        6%
  O. Basa                           Purchasing Agent                                        6%
  L. Smith                          Purchasing Agent                                        6%

This opportunity will commence once the company has achieved a Net Income After Tax of $2,540,000 (50% of Incentive opportunity will be available) prorated to $3,387,200 (100% of bonus opportunity will be available), excluding results of Energy Resource Technology. (All Net Income After Tax determinations include accrued charges for payouts under The 1996 Incentive Compensation Plan.)

                          OPERATIONS AND ADMINISTRATION

Each participant's opportunity will be awarded based as follows:

        1) 50% of the available opportunity will be awarded based on achieving the financial goals.

        2) From 0 to 50% of the available opportunity will be awarded based on a subjective evaluation by the Company's executive management on the individual's efforts, contribution, and success in developing client satisfaction.

Any portion of the opportunity that is not awarded will be accrued for and added to the appropriate groups opportunity for the following years Incentive Compensation Program.

                         GENERAL CONDITIONS TO ALL PLANS

ELIGIBILITY FOR PARTICIPATION

        Participants must be on the payroll no later than June 30, 1996. Participants who are not on the payroll as of January 1, 1996 will have their opportunity pro-rated by their months of service.

        Incentive compensation awards will be granted to those participants who have met the performance criteria set forth in this policy and are on the payroll December 31, 1996, for incentive compensation authorized under this plan. This plan is not to be construed in any way as a guarantee of employment or an employment contract.


METHOD OF PAYMENT

        Earned incentive compensation will be paid in cash within two weeks of the completed year end audit.


CLARIFICATION/INTERPRETATION/MODIFICATION OF THE PLAN

        The Cal Dive Board of Directors shall have the right and the sole authority at any time and without restriction to clarify, interpret, and/or modify this plan by action of the Board.